Exhibit 21.1
Subsidiaries of Registrant

Name:	State of Incorporation:
Walter Investment Holding Company	Delaware
Hanover Capital Partners 2, Ltd.(1)	Delaware
Best Insurors, Inc.(1)	Florida
Walter Investment Reinsurance Company, Ltd.(1)	Bermuda
Hanover Capital Securities, Inc. (2)	New York
Hanover SPC-A, Inc.	Delaware
WMC, LLC	Delaware
Mid-State Capital, LLC (3)	Delaware

(1)	A subsidiary of Walter Investment Holding Company

(2)	A subsidiary of Hanover Capital Partners 2, Ltd.

(3)	A subsidiary of WMC, LLC